Exhibit 99.1

Bridgeline Announces Appointment of Mark Downey as Chief Financial Officer

BURLINGTON, Mass., July 3, 2019 (GLOBE NEWSWIRE) -- Bridgeline Digital, Inc. (NASDAQ:BLIN), a provider of cloud-based Web Content Management, eCommerce, Community Portals, Marketing Automation and Enterprise Search software, announced today the appointment of Mark G. Downey as Executive Vice President, Chief Financial Officer and Treasurer of the Company (“CFO”), effective July 1, 2019.

Mr. Downey comes to Bridgeline with more than 25 years of finance and operations experience and has held CFO and COO positions at several public and privately held companies in the technology, private equity, financial services and professional services industries. He has extensive accounting, capital markets structuring, risk, treasury, M&A due diligence, technology enhancements, and overall operational and management experience. Mark began his career as a CPA with Coopers & Lybrand and holds a BBA from Iona College – Hagan School of Business.

Mr. Downey added: “I am excited for the opportunity to be joining the Executive Team at Bridgeline Digital as it continues on its path of strategic growth initiatives. I look forward to supporting the business transformation to the next level, as Bridgeline seeks to expand its scope of services and geographical footprint with more value-added solutions and technologies.”

"We’re excited to welcome Mark to Bridgeline as our new CFO" said Ari Kahn, President and CEO of Bridgeline. "Mark brings extensive financial, operational, and strategic experience. This, combined with his deep knowledge and technology experience in scaling high-growth companies, will be a huge asset to Bridgeline as we enter our next phase of growth and further our mission to make commerce better for our prospects and customers.”

Downey will succeed Carole Tyner, who has served as Bridgeline’s Chief Financial Officer since September 2018.

About Bridgeline Digital

Bridgeline Digital, The Digital Engagement Company™, helps customers maximize the performance of their omni-channel digital experience - from websites and intranets to online stores and campaigns. Bridgeline’s Unbound platform deeply integrates Web Content Management, eCommerce, Marketing Automation, Site Search, Community Portals, Social Media Management, Translation and Web Analytics to help organizations deliver digital experiences that attract, engage, nurture and convert their customers across all channels and streamline business operations. Headquartered in Burlington, Mass., Bridgeline has thousands of quality customers that range from small- and medium-sized organizations to Fortune 1000 companies.

Carl Prizzi

Bridgeline Digital, Inc

EVP Product Marketing

press@bridgeline.com